Exhibit 10.6
[Jazz Pharmaceuticals Letterhead]
October 31, 2019
Michael P. Miller
[Address on file]
Re:    Transition and Termination Agreement
Dear Mike,
This letter contains the Transition and Termination Agreement (the “Agreement”) between you and Jazz Pharmaceuticals, Inc. (the “Company”).
1.Termination Date; Final Base Salary and Vacation Pay-Out. You and the Company have agreed that your employment will end effective as of June 30, 2020 (the “Termination Date”). Your employment with the Company will continue through the Termination Date under the terms set forth in Section 2 below. On the Termination Date, the Company will pay your final base salary and any accrued and unused vacation, if any, subject to standard payroll deductions and withholdings.
2.Continued Employment Terms. Through March 31, 2020 (or such other date as may be mutually agreed), you will remain in your current position and you will continue to perform the duties of Executive Vice President, U.S. Commercial. Beginning April 1, 2020 (or such other date as mutually agreed), you will move into a project-based role with the title of “EVP, Special Projects,” and you will cease to be a Section 16 officer or a member of the Company’s Executive Committee. We will outline the specific project-based accountabilities for the working period between April – June 30 which may include transition activities, evaluation of corporate development opportunities, and any other required deliverables to be specified at the time of the transition. You will continue to report to the Company’s President and Chief Operating Officer and you will be expected to work remotely on a regular basis, provided that, you will be available to come into the office if requested for in-person meetings or other in-person activities. Throughout your continued employment: (a) you will continue to be classified as a full-time employee; (b) you will continue to be paid your current full-time base salary; (c) you will receive regular employee benefits coverage (subject to the terms and conditions of the benefit plans); (d) you will be eligible for consideration of a 2019 bonus under the standard terms and conditions of the Cash Bonus Plan; and (e) your equity awards will continue to vest on their regular vesting schedules. Of course, as a continuing employee, you are expected to continue to comply in full with all applicable policies and procedures.
3.Additional Benefits. If (i) you timely enter into this Agreement and you comply in full with your obligations hereunder (including your continuing employment obligations through the Termination Date), (ii) you remain available through the end of 2020 to answer questions that the Company may have, and to otherwise provide transition assistance that may be requested, and (iii) on the Termination Date or within twenty-one (21) days thereafter, you sign, date and return the Release Agreement attached hereto as Exhibit A (and you do not subsequently revoke the Release Agreement), then you will receive the following benefits (the “Additional Benefits”):

October 31, 2019
Michael P. Miller

(a)    The Company will pay you a cash payment of $267,500.00, which is equal to six (6) months of your base salary (the “Final Payment”). The Final Payment will be subject to required payroll deductions and withholdings and paid to you in a lump sum within fifteen (15) business days following the later of the following: (i) the Termination Date, and (ii) the Effective Date of the Release Agreement (as defined therein).
(b)    Your group health insurance coverage will terminate at the end of the calendar month in which your employment ends. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits thereafter by timely electing COBRA continuation coverage. You will receive a notice of your COBRA rights and obligations, including instructions for electing COBRA coverage, within the timing required by law. Provided that you timely elect COBRA coverage, the Company will pay your monthly COBRA premiums for a period of six (6) months (the “COBRA Payment Period”), including premiums for your enrolled dependents (if any), with such payments to be made directly to the Company’s COBRA administrator. Following the COBRA Payment Period, you are solely responsible for payment of your COBRA premiums if you wish to continue your COBRA coverage.
(c)    Prorated 2020 Bonus. In addition, the Company will pay you a prorated 2020 bonus for the time period in 2020 that you remain in your current position of Executive Vice President, U.S. Commercial. The prorated 2020 bonus will be calculated “at target” as set forth in the Cash Bonus Plan; thus, if you remain in your current position from January 1 to March 31, 2020 as discussed in Section 2, the prorated 2020 bonus will be in the amount of $73,562.50; this bonus amount will be adjusted if you continue in your current role for a longer time period in 2020. The prorated 2020 bonus will be subject to required payroll deductions and withholdings, and will be paid to you in a lump sum at the same time as the Final Payment.
4.Equity Awards. On the Termination Date, vesting of any outstanding stock options that you have to purchase ordinary shares of Jazz Pharmaceuticals plc and of any outstanding Jazz Pharmaceuticals plc restricted stock unit awards that have been issued to you will cease, and any unvested portion of such options or unvested restricted stock unit awards will terminate. You will be able to exercise any vested portion of such options under the terms of your stock option agreement(s) with Jazz Pharmaceuticals plc and the applicable Equity Incentive Plan(s).
5.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive any additional compensation, severance or benefits, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).
6.Expense Reimbursements. During your continued employment, you will remain eligible for reimbursement of properly documented business expenses as provided under the Global Travel & Expense Policy. You agree that, no later than the Termination Date, you will submit your final documented expense reimbursements via Concur consisting of any and all outstanding business expenses you incurred through the Termination Date, including your reconciliation of any outstanding charges on your Company credit card (whether such charges are personal or business in nature). The Company agrees that it will promptly reimburse you for any outstanding legitimate business expenses under the terms of the Global Travel & Expense Policy, and, to the extent applicable, you agree to reimburse the Company for any outstanding personal charges on your

October 31, 2019
Michael P. Miller

corporate credit card (or the Company may elect to offset outstanding personal charges against the Severance Payment).
7.Return of Company Property. On the Termination Date (or earlier if requested by the Company) you must return to the Company all Company documents (and all copies thereof) and other Company property that you have in your possession or control, including, but not limited to, Company laptop, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information including Outlook contact lists, tangible property, credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You agree that you will make a diligent search to locate any such documents, property and information.  Prior to your return of the Company’s electronic devices (including laptop, mobile phone and iPad, to the extent applicable), you must delete from these devices any information contained on such devices which are not related to the Company or its business including any personal information contained on such devices, although you may retain copies of your personal information including personal emails and personal contact information. If you have used any personally owned computer, server, e-mail system, mobile phone, portable electronic device (e.g., BlackBerry, smartphone, iPad or the like), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then no later than the Termination Date, you will permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form.
8.Confidential Information Obligations. Both through the Termination Date and thereafter, you acknowledge and reaffirm your continuing obligations under your Employee Confidential Information and Inventions Agreement. A signed copy of your Employee Confidential Information and Inventions Agreement is attached hereto as Exhibit B.
9.Public Disclosure Obligations. Due to your status as a Named Executive Officer, the Company will make certain public disclosures concerning your departure and this Agreement, including the following: (a) the Company will disclose a brief description of the cessation of your employment and the terms of this Agreement, and the amounts payable to you hereunder; and (b) pursuant to a Company periodic report filing with the Securities and Exchange Commission within the timing required by law, the Company will file a copy of this Agreement.
10.Voluntary Cooperation. Both during your continued employment and thereafter, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties (e.g., demands to produce documents or testimony pursuant to subpoena), or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide truthful and accurate information in witness interviews with the Company or its counsel, and in deposition and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you may incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs.

October 31, 2019
Michael P. Miller

11.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
12.General. This Agreement, including its Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. Electronic signatures, including signatures on PDF transmitted electronically, will qualify as original signatures. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.
[Signature page follows.]

October 31, 2019
Michael P. Miller

If this Agreement is acceptable to you, please sign and date it below, and return the fully signed Agreement at your earliest convenience but no later than within ten (10) business days. If you have any questions about this Agreement, feel free to direct them to me or to Ann Polus in the Legal Department.
In addition, as discussed herein, as a condition of your eligibility for the Additional Benefits, on the Termination Date or within twenty-one (21) days thereafter, you must sign, date and return the Release Agreement attached as Exhibit A, and you must not revoke it.
We look forward to continuing to work with you during your continued employment, and I wish you the very best in your upcoming retirement!
Sincerely,

JAZZ PHARMACEUTICALS, INC.
By:	/s/ Heidi Manna
Heidi Manna Chief Human Resources Officer

Exhibit A – Release Agreement
Exhibit B – Employee Confidential Information and Inventions Agreement

REVIEWED, UNDERSTOOD, AND AGREED:

/s/ Mike Miller
Michael P. Miller

02-Nov 2019
Date

October 31, 2019
Michael P. Miller

EXHIBIT A
RELEASE AGREEMENT
(To be signed and returned on the Termination Date or within 21 days after)

I am entering into this Release Agreement (“Release”) pursuant to the terms of the Transition and Termination Agreement between me and Jazz Pharmaceuticals, Inc. (the “Company”). In exchange for the Additional Benefits, and except as otherwise set forth in this Release, I hereby generally and completely release the Company, Jazz Pharmaceuticals plc, and their respective current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”).
The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my hiring by the Company, my employment with the Company, or my retirement from that employment; (2) all claims related to my compensation or benefits from the Company or any of the Company’s parent or subsidiary entities or affiliates, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or any of the Company’s parent or subsidiary entities or affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Family and Medical Leave Act (as amended) (“FMLA”), the California Labor Code (as amended), the California Fair Employment and Housing Act (as amended), the California Family Rights Act, the Pennsylvania Equal Pay Law, the Pennsylvania Wage Payment and Collection Law, the City of Philadelphia Fair Practices Code, and the Pennsylvania Human Relations Act.
Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; or (2) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other government agency. I understand that while this Release does not limit my right to receive an award for information provided by the Securities and Exchange Commission, I am otherwise waiving my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

October 31, 2019
Michael P. Miller

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (1) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (2) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (3) I have up to twenty-one (21) days from the Termination Date to consider this Release; (4) I have seven (7) days following the date I sign this Release to revoke it by providing written notice to the Company’s Legal Department in Palo Alto, California to the attention of Ann Polus, Senior Corporate Counsel, Global Human Resources at ann.polus@jazzpharma.com; and (5) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release Agreement (“Effective Date”).
I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder, including but not limited to any unknown or unsuspected claims.
I agree not to disparage the Company, Jazz Pharmaceuticals plc, or each of their respective officers, directors, employees, shareholders, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Notwithstanding the foregoing, I understand that I may respond accurately and fully to any question, inquiry or request for information in the course of a government investigation or when required by legal process (including in response to a subpoena), and I understand that nothing in this paragraph is intended to prohibit or restrain me in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.
I agree that I will not voluntarily assist any other person in bringing or pursuing any claim or action of any kind against the Company, Jazz Pharmaceuticals plc, or any subsidiaries thereof, or their officers, directors, employees or agents. Notwithstanding the foregoing, I may cooperate with, or participate in any proceeding before any Governmental Agency or as required by compulsion of law.

Michael P. Miller

Date:

October 31, 2019
Michael P. Miller

EXHIBIT B
EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS AGREEMENT